Exhibit 99.2

Prospect Capital Announces 84.8% Increase in Net Income for Third Fiscal Quarter Over Prior Year Third Fiscal Quarter

NEW YORK, NY - (Marketwired) - 05/06/14 - Prospect Capital Corporation (NASDAQ: PSEC) (“Company” or “Prospect”) today announced financial results for our third fiscal quarter ended March 31, 2014.

For the March 2014 quarter, our net increase in net assets resulting from operations (“NI”) was $82.1 million or $0.26 per weighted average number of shares for the quarter. For the March 2013 quarter, our NI was $44.4 million or $0.20 per weighted average number of shares for the quarter. NI increased year-over-year by 84.8% and 30.0% on a dollars and per share basis, respectively.

For the nine months ended March 31, 2014, our NI was $247.4 million or $0.86 per weighted average number of shares for the period. For the nine months ended March 31, 2013, our NI was $138.2 million or $0.71 per weighted average number of shares for the period. NI increased year-over-year by 79.0% and 21.1% on a dollars and per share basis, respectively.

For the March 2014 quarter, our net investment income (“NII”) was $98.5 million or $0.31 per weighted average number of shares for the quarter. For the March 2013 quarter, our NII was $59.6 million or $0.26 per weighted average number of shares for the quarter. NII increased year-over-year by 65.3% and 19.2% on a dollars and per share basis, respectively.

For the nine months ended March 31, 2014, our NII was $273.1 million or $0.95 per weighted average number of shares for the period. For the nine months ended March 31, 2013, our NII was $232.8 million or $1.20 per weighted average number of shares for the period. NII decreased on a per share basis due to significant non-recurring income in the 2013 period.

We have previously announced our upcoming and increasing monthly cash distributions to shareholders through December 2014, ranging from $0.110425 per share for May 2014 to $0.110600 per share for December 2014. Prospect’s closing stock price of $10.81 as of May 5, 2014 delivers to shareholders a current dividend yield of 12.3%.

We have generated cumulative NII in excess of cumulative distributions to shareholders since Prospect’s initial public offering (“IPO”) ten years ago. For the June 2013 fiscal year, our NII in excess of distributions to shareholders was $53.4 million and $0.26 per share. For the nine months ended March 31, 2014, distributions were in excess of NII by $16.8 million and $0.04 per share, distributing some of the excess which was built up in the previous two fiscal years.

Since our IPO ten years ago through our December 2014 distribution, assuming our current share count for upcoming distributions, we will have distributed $13.26 per share to initial shareholders and over $1.3 billion in cumulative distributions to all shareholders.

Our net asset value per share on March 31, 2014 stood at $10.68 per share, a decrease of $0.05 per share from December 31, 2013 and $0.04 per share from June 30, 2013. Our debt to equity ratio stood at 67.9% after subtraction of cash and equivalents as of March 31, 2014, up from 48.0% as of December 31, 2013 and 55.7% as of June 30, 2013. Our objective is to grow net investment income per share in the coming quarters by focusing on matched-book funding to finance disciplined and accretive originations across our diversified lines of business.

HIGHLIGHTS

Equity Values:
Net assets as of March 31, 2014: $3.561 billion
Net asset value per share as of March 31, 2014: $10.68

Third Fiscal Quarter Operating Results:
Net investment income: $98.523 million
Net investment income per share: $0.31
Dividends to shareholders per share: $0.331050

Fiscal Year to Date Operating Results:
Net investment income: $273.075 million
Net investment income per share: $0.95
Net increase in net assets resulting from operations: $247.363 million
Net increase in net assets resulting from operations per share: $0.86
Dividends to shareholders per share: $0.992475

Third Fiscal Quarter Portfolio and Investment Activity:
Portfolio investments in quarter: $1.343 billion
Total portfolio investments at cost at March 31, 2014: $6.111 billion
Number of portfolio companies at March 31, 2014: 138

PORTFOLIO AND INVESTMENT ACTIVITY

Our origination efforts during the March 2014 quarter prioritized secured lending, with an emphasis on senior loans, although we also seek to close selected subordinated debt and income-producing equity investments. Our diversified approach includes seven primary origination strategies, including (1) lending in private equity sponsored transactions, (2) lending directly to companies not owned by private equity firms, (3) control investments in corporate operating companies, (4) control investments in financial companies, (5) investments in structured credit, (6) real estate investments, and (7) investments in syndicated debt. With our scale team of approximately 100 professionals, one of the largest dedicated middle-market credit groups in the industry, we believe we are well positioned to select in a disciplined manner a small number of investments out of thousands of investment opportunities sourced annually.

Our portfolio’s annualized current yield stood at 12.5% across all performing interest bearing investments as of March 31, 2014. Distributions from equity positions that we hold are not included in this yield calculation. In many of our portfolio companies, we hold equity positions, ranging from minority interests to majority stakes, which we expect over time to contribute to our investment returns. While the market has experienced yield compression over the past year, we have continued to prioritize secured debt with our originations to protect against downside risk while still achieving above market yields through credit selection discipline and a differentiated origination approach.

At March 31, 2014, our portfolio consisted of 138 long-term investments with a fair value of $6.006 billion, a record total, compared to 124 long-term investments with a fair value of $4.173 billion at June 30, 2013.

During the March 2014 quarter, we completed 18 new and follow-on investments aggregating $1.34 billion, a record total, and received full repayment on four other investments. Our sales, repayments, and scheduled amortization payments in the March 2014 quarter were $198.0 million, resulting in investments net of repayments of $1.15 billion, a record total. We closed approximately 65% of our March 2014 quarter originations during the last two business days of the quarter, so we did not realize the full economic benefit possible from such investments during the quarter. However, we expect to generate full quarter interest benefits in the June 2014 quarter from these investments.

The majority of our portfolio consists of agented middle-market loans that we have originated, selected, structured, and closed. We perceive the risk-adjusted reward in the current environment to be superior for agented and self-originated opportunities compared to the syndicated market, causing us to so prioritize our proactive sourcing efforts. The call center initiative we launched in March 2013 has enabled us to close investment opportunities we may not have seen otherwise. We anticipate that calling effort to continue to contribute to our business in the upcoming quarters.

•	On January 8, 2014, we made a $161.5 million follow-on investment in Broder Bros., Co. to support an acquisition.

•
On January 17, 2014, we made a $6.6 million follow-on investment in APH Property Holdings, LLC to acquire the Gulf Coast II Portfolio, a portfolio of two multi-family residential properties located in Alabama and Florida.

•	On January 31, 2014, we made a $4.8 million follow-on investment in NPH Property Holdings, LLC (“NPH”) to acquire Island Club, a multi-family residential property located in Jacksonville, Florida.

•
On February 4, 2014, we made a secured debt investment of $25.0 million in Ikaria, Inc., a biotherapeutics company focused on developing and commercializing innovative therapies designed to meet the unique and complex medical needs of critically ill patients.

•	On February 5, 2014, we made an investment of $32.4 million to purchase subordinated notes in ING IM CLO 2014-1, Ltd.

•	On February 7, 2014, we made an investment of $23.1 million to purchase subordinated notes in Halcyon Loan Advisors Funding 2014-1 Ltd.

•	On February 11, 2014, we made a $7.0 million follow-on investment in InterDent, Inc. (“InterDent”) to fund an acquisition.

•	On February 11, 2014, we made a secured debt investment of $10.0 million in TriMark USA, LLC, a foodservice equipment and supplies distributor and provider of custom kitchen design services.

•
On February 19, 2014, we provided $17.0 million of secured floating rate financing to support the acquisition of Venio LLC (“Keane”) by Lovell Minnick Partners. Keane provides unclaimed property services to many of the nation’s largest financial institutions including transfer agents, mutual funds, banks, brokerages and insurance companies.

•
On March 7, 2014, we provided $78.0 million of senior secured floating rate debt to support the continued growth of Tolt Solutions, Inc., a retail-focused information technology services company, providing customized network architecture solutions, installation, deployment, maintenance, and customer support to retailers nationwide.

•	On March 12, 2014, we made a secured debt investment of $10.0 million in Tectum Holdings, Inc., a manufacturer of aftermarket accessories for the light-truck market.

•	On March 18, 2014, we made a $28.3 million follow-on investment in LaserShip, Inc., of which $22.25 million was funded at closing, to finance an acquisition.

•	On March 20, 2014, New Star Metals, Inc. repaid our $50.5 million loan.

•
On March 25, 2014, we made a secured debt investment of $28.5 million in Global Employment Solutions, Inc., a provider of contract and permanent placement staffing services, with a strategic focus on the information technology segment.

•	On March 26, 2014, Material Handling Services, LLC repaid our $64.5 million loan.

•
On March 28, 2014, we provided $277.5 million of secured floating rate debt to support the refinancing of Instant Web, LLC, a provider of direct marketing solutions to direct marketers for acquisition and loyalty programs in the United States.

•
On March 31, 2014, we made a secured debt investment of $60.0 million in United States Environmental Services, LLC, a provider of industrial, environmental, and maritime services in the Gulf States region.

•	On March 31, 2014, we provided a $153.5 million follow-on senior secured debt investment in Progrexion Holdings, Inc. to fund a dividend recapitalization.

•
On March 31, 2014, we invested $246.3 million in cash and issued 2,306,294 unregistered shares of our common stock to support the recapitalization of Harbortouch Payments, LLC (“Harbortouch”), a provider of transaction processing services and point-of-sale equipment used by merchants across the United States. Through the recapitalization, we acquired a controlling interest in Harbortouch. After the recapitalization, we received repayment of the $23.9 million loan previously outstanding.

•
On March 31, 2014, we provided $78.5 million of debt and $14.1 million of equity financing to Echelon Aviation LLC (“Echelon”), a newly established aircraft leasing portfolio company. We are the controlling equity owner of Echelon.

•
Since March 31, 2014 in the current June 2014 quarter, we have completed seven new and follow-on investments aggregating $268.2 million. We have received $96.5 million of repayments, resulting in a net investment of $171.7 million for the current quarter to date.

•
On April 8, 2014, we provided $59.0 million of senior secured financing, of which $54.0 million was funded at closing, to support the recapitalization of Ark-La-Tex Wireline Services, LLC and affiliates, a provider of cased hole wireline and related completion-stage services in connection with oil and gas production.

•
On April 8, 2014, we refinanced our existing $15.0 million subordinated loan to Pelican Products, Inc., making a new debt investment. Concurrent with the refinancing, we received repayment of the $15.0 million loan previously outstanding.

•	On April 11, 2014, we made an investment of $21.7 million to purchase subordinated notes in Washington Mill CLO Ltd.

•	On April 14, 2014, we made an investment of $38.2 million to purchase subordinated notes in Halcyon Loan Advisors Funding 2014-2 Ltd.

•	On April 21, 2014, we made an $18.3 million follow-on investment in InterDent to fund an acquisition.

•	On April 30, 2014, we made a $65.0 million senior secured investment, of which $50.0 million was funded at closing, in Fleetwash, Inc., a national provider of vehicle and facility washing services.

•	On May 1, 2014, Totes Isotoner Corporation repaid our $53.0 million loan.

•
On May 5, 2014, we invested $49.0 million in cash and 1,102,313 unregistered shares of our common stock to support the recapitalization of Arctic Energy Services, LLC, an oil and gas service company based in Glenrock, Wyoming and doing business as Arctic Oilfield Services.

The fair market value of our loan assets on non-accrual as a percentage of total assets stood at approximately 0.3% on March 31, 2014 and June 30, 2013, down from 1.9% on June 30, 2012. We are pleased with the overall credit quality of our portfolio, with many of our companies generating year-over-year and sequential growth in top-line revenues and bottom-line profits.

Benefiting from the solid performance of several controlled positions in our portfolio, we have selectively monetized certain such companies and may monetize other positions if we identify attractive opportunities for exit. As such exits materialize, we expect to reinvest such proceeds into new income-producing opportunities. We are pleased with the performance of our controlled portfolio companies, and are actively exploring other new investment opportunities at attractive multiples of cash flow. Our Harbortouch investment in the March 2014 quarter illustrated how the combination of our one-stop financing capability, controlled investment expertise, diversified industry experience, and scale balance sheet can generate attractive controlled investment opportunities.

In the March 2014 quarter we made three investments in non-controlled third-party-sponsor-backed companies that brought our total investment in each company to more than $100 million, demonstrating the competitive differentiation of our scale balance sheet to close one-stop financing opportunities.

With our initial $92.6 million investment in Echelon to finance a diversified airplane asset acquisition, we have now entered the aircraft leasing sector. Echelon focuses on acquiring aviation assets with attractive contractual cash flows, strong lessee credit risk attributes, and stable residual value characteristics. The Echelon management team has decades of experience in the aircraft leasing industry and expects to generate double digit yields through a focus on mid-life aircraft.

Over the past few months we have entered the “peer-to-peer” online direct lending industry with a focus on prime, near-prime, and subprime consumer and small business borrowers. We expect to grow our investment, which stands at approximately $40 million today, across multiple origination platforms, including potentially our own future controlled origination and underwriting platforms.

As a yield enhancement for our business, we have launched a Prospect senior loan strategic initiative (“PSEN”) in which we would collaborate with third-party investor capital that would acquire lower yielding loans from our balance sheet while we would retain fee-generating servicing responsibilities on behalf of such investor base. Once we close PSEN, which we hope to achieve in the coming months, we expect PSEN to help us generate accretive income and to expand our ability to close scale one-stop investment opportunities with efficient pricing.

Our advanced investment pipeline aggregates more than $500 million of potential opportunities diversified across multiple sectors. These opportunities are primarily secured investments with double-digit coupons, sometimes coupled with equity upside through additional investments.

LIQUIDITY AND FINANCIAL RESULTS

During the March 2014 quarter we made significant progress in our efforts to utilize prudent leverage to enhance our returns, increasing our debt to equity ratio (after subtraction of cash and equivalents) from 48.0% at December 31, 2013 to 68.0% at March 31, 2014. Subsequent to March 31, 2014, we completed two scale unsecured debt offerings to generate availability on our revolving credit facility, providing additional liquidity for future loan origination. We continue to retain significant balance sheet strengths, including a significant majority of unencumbered assets, demonstrated access to diversified funding markets, matched-book funding, unsecured fixed-rate liability focus, and prudent debt to equity leverage. Our balance sheet also gives us the potential for future earnings as we harvest the benefits of the financing structures we have recently closed at an attractive cost due to our investment-grade ratings at corporate, revolving facility, and term debt levels.
On March 27, 2012, we renegotiated our credit facility and closed on an expanded five-year revolving credit facility (the “Facility”) for Prospect Capital Funding LLC. As of March 31, 2014, the Facility size stood at $1.0 billion with commitments to the Facility of $792.5 million. As of May 6, 2014, 24 banks have committed to the Facility.
As we make additional investments, we generate additional availability to the extent such investments are eligible to be placed into the borrowing base. The revolving period of the Facility extends through March 2015, with an additional two-year amortization period, with interest distributions to us continuing to be allowed after the completion of the revolving period. Interest on borrowings under the Facility is one-month Libor plus 275 basis points, with no minimum Libor floor. The Facility continues to carry an investment-grade Moody's rating of Aa3.

We also have significantly diversified our counterparty risk. The current count of 24 institutional lenders in the Facility compares to five lenders at June 30, 2010 and represents the most diversified bank group in our industry.

In addition, our repeat issuance in the 5-year to 30-year unsecured term debt market has extended our liability duration, thereby better matching our assets and liabilities for balance sheet risk management.

During the period from December 21, 2010 to December 21, 2012, we issued $852.5 million in principal amount of convertible notes in five issuances (“2015-2019 Convertible Notes”). In the March 2012 quarter, we repurchased $5.0 million of such notes. These notes bear interest at rates ranging from 5.375% to 6.25% and become due at various dates between December 15, 2015 and January 15, 2019.

On April 11, 2014, we issued $400.0 million aggregate principal amount of 4.75% senior convertible notes that mature on April 15, 2020 (the “2020 Notes”, and together with the 2015-2019 Convertible

Notes, the “Convertible Notes”), unless previously converted or repurchased in accordance with their terms.

On May 1, 2012, we issued $100.0 million in principal amount of 6.95% senior unsecured notes due November 2022 (the “2022 Baby Bond Notes”). The 2022 Baby Bond Notes trade on the New York Stock Exchange with ticker PRY and further demonstrate our diversified access to longer-dated funding.

On March 15, 2013, we issued $250.0 million in aggregate principal amount of 5.875% senior unsecured notes due March 2023 (the “2023 Notes”).

On April 7, 2014, we issued $300.0 million aggregate principal amount of 5.00% senior unsecured notes that mature on July 15, 2019 (the “2019 Notes”). Included in the issuance is $45.0 million of Prospect Capital InterNotes® that was converted into the 2019 Notes.

On February 16, 2012, we entered into a Selling Agent Agreement for our issuance and sale from time to time of senior unsecured program notes (the “Program Notes”, and together with the 2022 Baby Bond Notes, Convertible Notes, 2019 Notes, and 2023 Notes, the “Unsecured Notes”). Since initiating the program, we have issued $837.5 million of Program Notes ($788.9 million outstanding after redemptions and exchanges, including settlements through May 8, 2014). These notes were issued with interest rates ranging from 3.24% to 7.00% with a weighted average rate of 5.38%. These notes mature between October 15, 2016 and October 15, 2043.

The Unsecured Notes are general unsecured obligations of Prospect, with no financial covenants, no technical cross default provisions, and no payment cross default provisions with respect to our revolving credit facility. The Unsecured Notes have no restrictions related to the type and security of assets in which Prospect might invest. These Unsecured Notes have an investment-grade S&P rating of BBB and Kroll rating of BBB+. As of March 31, 2014, Prospect held more than $4.8 billion of unencumbered assets on its balance sheet to benefit holders of Unsecured Notes and Prospect shareholders.

On May 8, 2013, August 22, 2013, November 5, 2013, February 4, 2014 and April 9, 2014, we entered into equity distribution agreements relating to at-the-market offerings from time to time of our common stock. During the period from July 1, 2013 to March 31, 2014, we issued approximately 80.3 million shares of our common stock at an average price of $11.19 per share, and raised $899.0 million of gross proceeds, with all issuance at prices above net asset value per share. During the period from April 1, 2014 to May 2, 2014, we issued approximately 7.7 million shares of our common stock at an average price of $10.91 per share, and raised $84.1 million of gross proceeds, with all issuance at prices above net asset value per share. We do not anticipate filing another at-the-market equity program for the remainder of the June 2014 quarter.

We currently have no borrowings under our Facility. Assuming sufficient assets are pledged to the Facility and that we are in compliance with all Facility terms, and taking into account our cash balances on hand, we have over $900 million of new Facility-based investment capacity. Any principal repayments, other monetizations of our assets, debt and other capital issuances, or increases in our Facility size would further increase our investment capacity.

EARNINGS CONFERENCE CALL

Prospect will host an earnings conference call on Wednesday, May 7, 2014, at 11:00 a.m. Eastern Time. The conference call dial-in number will be 888-317-6016. A recording of the conference call will be available for approximately 30 days. To hear a replay, call 877-344-7529 and use passcode 10045221. The updated Prospect corporate presentation is available on the Investor Relations tab at www.prospectstreet.com.

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
March 31, 2014 and June 30, 2013
(in thousands, except share and per share data)

	March 31, 2014	June 30, 2013
	(Unaudited)	(Audited)
Assets
Investments at fair value:
Control investments (amortized cost of $1,655,363 and $830,151, respectively)	$1,559,214	$811,634
Affiliate investments (amortized cost of $31,979 and $49,189, respectively)	31,799	42,443
Non-control/non-affiliate investments (amortized cost of $4,424,017 and $3,376,438, respectively)	4,415,190	3,318,775
Total investments at fair value (amortized cost of $6,111,359 and $4,255,778, respectively)	6,006,203	4,172,852
Cash and cash equivalents	274,968	203,236
Receivables for:
Interest, net	21,092	22,863
Other	2,964	4,397
Prepaid expenses	693	540
Deferred financing costs	46,942	44,329
Total Assets	6,352,862	4,448,217

Liabilities
Revolving Credit Facility	729,000	124,000
Senior Convertible Notes	847,500	847,500
Senior Unsecured Notes	347,858	347,725
Prospect Capital InterNotes®	767,644	363,777
Due to broker	0	43,588
Dividends payable	36,810	27,299
Due to Prospect Administration	1,875	1,366
Due to Prospect Capital Management	26,736	5,324
Accrued expenses	3,636	2,345
Interest payable	22,772	24,384
Other liabilities	7,655	4,415
Total Liabilities	2,791,486	1,791,723
Net Assets	$3,561,376	$2,656,494

Components of Net Assets
Common stock, par value $0.001 per share (500,000,000 common shares authorized; 333,499,861 and 247,836,965 issued and outstanding, respectively)	$333	$248
Paid-in capital in excess of par	3,687,173	2,739,864
Undistributed net investment income	60,284	77,084
Accumulated realized losses on investments	-81,258)	-77,776)
Unrealized depreciation on investments	-105,156)	-82,926)
Net Assets	$3,561,376	$2,656,494

Net Asset Value Per Share	$10.68	$10.72

PROSPECT CAPITAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Nine months Ended March 31, 2014 and 2012
(in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2014	2013	2014	2013
Investment Income
Interest income:
Control investments	$38,129	$26,598	$107,848	$77,756
Affiliate investments	727	1,599	3,622	4,944
Non-control/non-affiliate investments	85,811	58,187	243,343	161,727
CLO fund securities	31,709	23,228	87,087	60,361
Total interest income	156,376	109,612	441,900	304,788
Dividend income:
Control investments	7,575	75	23,527	65,042
Non-control/non-affiliate investments	0	0	12	3,185
Money market funds	15	8	32	19
Total dividend income	7,590	83	23,571	68,246
Other income:
Control investments	12,431	2,656	39,580	7,753
Affiliate investments	5	5	12	618
Non-control/non-affiliate investments	13,925	7,839	24,388	28,461
Total other income	26,361	10,500	63,980	36,832
Total Investment Income	190,327	120,195	529,451	409,866

Operating Expenses
Investment advisory fees:
Base management fee	28,709	18,966	76,829	48,500
Income incentive fee	24,631	14,896	68,269	58,207
Total investment advisory fees	53,340	33,862	145,098	106,707
Interest and credit facility expenses	31,747	20,854	88,410	50,779
Legal fees	306	395	483	1,652
Valuation services	490	420	1,378	1,167
Audit, compliance and tax related fees	336	200	1,704	1,010
Allocation of overhead from Prospect Administration	3,986	2,957	11,958	7,280
Insurance expense	90	88	273	259
Directors’ fees	81	75	231	225
Excise tax	1,000	1,000	3,000	5,500
Other general and administrative expenses	428	759	3,841	2,459
Total Operating Expenses	91,804	60,610	256,376	177,038
Net Investment Income	98,523	59,585	273,075	232,828

Net realized loss on investments	-1,600)	-6,014)	-3,482)	-12,362)
Net change in unrealized depreciation on investments	-14,822)	-9,142)	-22,230)	-82,299)
Net Increase in Net Assets Resulting from Operations	$82,101	$44,429	$247,363	$138,167

Net increase in net assets resulting from operations per share	$0.26	$0.20	$0.86	$0.71
Dividends declared per share	$-0.33)	$-0.33)	$-0.99)	$-0.95)

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
ROLLFORWARD OF NET ASSET VALUE PER SHARE
For the Three and Nine Months Ended March 31, 2014 and 2013
(in actual dollars)
(Unaudited)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2014	2013	2014	2013

Net asset value at beginning of period	$10.73	$10.81	$10.72	$10.83
Net investment income	0.31	0.26	0.95	1.20
Net realized loss	-0.01)	-0.03)	-0.01)	-0.06)
Net unrealized depreciation	-0.05)	-0.04)	-0.08)	-0.42)
Net increase in net assets as a result of public offerings	0.03	0.04	0.09	0.11
Dividends declared and paid	-0.33)	-0.33)	-0.99)	-0.95)
Net asset value at end of period	$10.68	$10.71	$10.68	$10.71

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

We have elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940 (the “1940 Act”). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. As a BDC, we have elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to us could have an adverse effect on us and our shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.

Source: Prospect Capital Corporation